Exhibit (h)(4)

Schedule A

to

Transfer Agency and Service Agreement

Dated May 21, 2009

Amended August 11, 2009

LIST OF PORTFOLIOS

PIMCO 0-1 Year U.S. Treasury Index Fund

PIMCO 1-3 Year U.S. Treasury Index Fund

PIMCO 1-5 Year U.S. TIPS Index Fund

PIMCO 3-7 Year U.S. Treasury Index Fund

PIMCO 7-15 Year U.S. Treasury Index Fund

PIMCO 15+ Year U.S. TIPS Index Fund

PIMCO 15+ Year U.S. Treasury Index Fund

PIMCO 20+ Year Zero Coupon U.S. Treasury Index Fund

PIMCO Broad U.S. TIPS Index Fund

PIMCO Enhanced Short Maturity Strategy Fund

PIMCO Government Limited Maturity Strategy Fund

PIMCO Intermediate Municipal Bond Strategy Fund

PIMCO Prime Limited Maturity Strategy Fund

PIMCO Short Term Municipal Bond Strategy Fund

Accepted and Agreed to:

STATE STREET BANK AND TRUST COMPANY	PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	By:
Name:	Name:
Title:	Title:

A-1